Exhibit 99.1

ContraFect Announces BARDA Contract Award for Up to $86.8 Million and

Provides Business Outlook

BARDA to provide funding for the ongoing Phase 3 DISRUPT study of exebacase for the treatment of patients with Staph aureus bloodstream infections

Results from the Phase 3 DISRUPT study interim futility analysis anticipated in H2 2021

Phase 3 DISRUPT study has the potential to serve as the basis for U.S. FDA product approval

Conference call to be held on March 12, 2021 at 8:30 a.m. ET

YONKERS, NY – March 11, 2021 — ContraFect Corporation (Nasdaq: CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs) as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announced that it has been awarded a cost-share contract from the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response (ASPR) at the U.S. Department of Health and Human Services (HHS). Under the terms of the contract, the Company will receive $9.8 million in initial funding and up to an additional $77.0 million. The initial funding will be used to support ContraFect’s ongoing pivotal Phase 3 DISRUPT (Direct Lysis of Staph aureus Resistant Pathogen Trial) superiority study of exebacase in patients with Staph aureus bacteremia, including right-sided endocarditis. Under the terms of the agreement, and if supported by Phase 3 DISRUPT study data, BARDA may provide the Company with additional funding upon achievement of key milestones to continue the advancement of exebacase through FDA product approval and completion of post-approval commitments.

“We are grateful for, and thrilled by, BARDA’s support to fund the advancement of exebacase toward the completion of our ongoing Phase 3 study and a potential product approval. This award represents a critical milestone and a transformational infusion of funds for ContraFect. Exebacase, which received Breakthrough Therapy Designation last year from the FDA, is the first direct lytic agent in Phase 3 trials and the lead program of our DLA platform, representing a completely new medical modality to address life-threatening infectious diseases. We believe that this award, and the expected acceleration of Phase 3 study enrollment, provides ContraFect with strong momentum as we move toward the interim futility analysis, currently anticipated in the second half of 2021,” said Roger J. Pomerantz, M.D., President, Chief Executive Officer, and Chairman of ContraFect.

“Antibiotic-resistant infections are rising at an alarming rate, and developing effective medical countermeasures against these infections has become one of the most pressing health security challenges of this century,” said BARDA Director Gary Disbrow, Ph.D. “ContraFect Corporation is the latest partner to work with BARDA on potential solutions to life-threatening infections and help save lives in future public health emergencies.”

Overview of Programs and Anticipated Milestones

Exebacase: a first-in-class recombinantly-produced lysin with the potential to become a new standard-of-care, compared to using antibiotics alone, for the treatment of Staph aureus bacteremia.

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In 2020, the Company began enrolling patients in the Phase 3 DISRUPT study and exebacase was granted Breakthrough Therapy designation by the FDA for the treatment of methicillin-resistant Staphylococcus aureus (MRSA) bloodstream infections, including right-sided endocarditis, when used in addition to standard-of-care anti-staphylococcal antibiotics in adult patients. The Phase 3 DISRUPT study is a randomized, double-blind, placebo-controlled clinical study conducted in the U.S. to assess the efficacy and safety of exebacase in approximately 350 patients with Staph aureus bacteremia, including right-sided endocarditis.

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Despite the onset of the COVID-19 pandemic shortly after the initiation of the DISRUPT study, the Company has continued to enroll patients and has expanded the number of clinical trial sites to over 40 sites across the United States. The pandemic has caused delays in patient enrollment, as hospitals have struggled to support intensive care units and the critical care of patients with severe COVID-19 infections. Assuming that the recent initiation of nationwide COVID-19 vaccinations expands to encompass a significant portion of the population, the Company believes the hospital burden will lighten during the first half of 2021 and expects an acceleration of DISRUPT study enrollment. ContraFect expects to conduct an interim futility analysis to assess the superiority of exebacase versus SOC alone, based on approximately 60% of the study population, in the second half of 2021. Topline data for the full study population are expected in 2022.

CF-370: a first-in-class, engineered lysin with the potential to become the first direct lytic agent in clinical development for the treatment of Pseudomonas aeruginosa infections.

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In 2020, the Company began IND-enabling activities to advance CF-370 towards clinical development and received a CARB-X (Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator) award for up to $18.9 million in non-dilutive capital to progress CF-370 through these activities.

•	The Company continues to progress the IND-enabling studies of CF-370 towards completion and expects to initiate Phase 1 studies of CF-370 in the first half of 2022.

Amurin peptides: a new class of direct lytic agents with the potential to become an entirely new modality for broad-spectrum coverage of Gram-negative pathogens.

•	Characterization of the Company’s lead amurin peptides is ongoing and the Company expects to select an amurin peptide as its next IND candidate by the end of 2021.

Conference Call and Webcast Information

ContraFect will host a live conference call and webcast at 8:30 a.m. ET on March 12, 2021. To access the live conference call, please dial (866) 691-5817 and refer to conference ID 4278833. A webcast of the call will also be available under “Events” in the Investors & Media section of the ContraFect website at www.contrafect.com. The archived webcast will be available on the Company’s website after the conference call.

About DISRUPT:

The Phase 3 DISRUPT study of exebacase is a randomized, double-blind, placebo-controlled clinical study conducted in the U.S. to assess the efficacy and safety of exebacase in approximately 350 patients with complicated Staph aureus bacteremia, including right-sided endocarditis. Patients enrolled in the Phase 3 study are randomized 2:1 to receive either exebacase or placebo, with all patients receiving SOC antibiotics. The primary efficacy endpoint of the study is clinical response at day 14 in patients with MRSA bacteremia, including right-sided endocarditis. Secondary endpoints include clinical response at day 14 in the All Staph aureus patients (MRSA and methicillin-sensitive Staph aureus (MSSA)), 30-day all-cause mortality in MRSA patients, and clinical response at later timepoints. An independent Data Safety Monitoring Board (DSMB) will conduct the interim futility analysis after 60% of the study population completes the Day 14 primary endpoint study visit.

About Exebacase (CF-301):

Exebacase is a recombinantly-produced lysin (cell wall hydrolase enzyme) with potent bactericidal activity against Staph aureus, a major cause of bloodstream infections (BSIs) also known as bacteremia. In the Company’s Phase 2 study of exebacase, a pre-specified analysis of MRSA-infected patients showed that the clinical responder rate at day 14 in patients treated with exebacase was nearly 43-percentage points higher than in patients treated with SOC antibiotics alone (74.1% for patients treated with exebacase compared to 31.3% for patients treated with SOC antibiotics alone (p=0.010)). In addition to the higher rate of clinical response, MRSA-infected patients treated with exebacase showed a 21-percentage point reduction in 30-day all-cause mortality (p=0.056), a four-day lower mean length of hospital stay and meaningful reductions in hospital readmission rates. Exebacase is being studied in the Phase 3 DISRUPT superiority design study of exebacase in patients with Staph aureus bacteremia, including right-sided endocarditis.

Exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia. Exebacase was licensed from The Rockefeller University and is being developed at ContraFect.

About CF-370:

CF-370 is an investigational first-in-class therapeutic candidate targeting Pseudomonas aeruginosa (P. aeruginosa), a Gram-negative pathogen. CF-370 has been engineered to bypass the outer membrane of the bacteria and to enable potent activity in human serum. The Company believes this is a significant milestone for direct lytic agents as native lysins are typically unable to penetrate the outer membrane of Gram-negative bacteria and consequently unable to work in vitro in human blood or in animal models. However, based on the proprietary methods the Company has identified and utilizes to engineer lysins, CF-370 has exhibited the hallmark in vitro features of the lysin class, including rapid and potent bactericidal activity, synergy with a broad range of standard of care agents and the eradication of biofilms in preclinical studies. The promising data from animal models support the potential therapeutic utility of CF-370 for the treatment of serious infections caused by P. aeruginosa, including hospital-acquired and ventilator-associated pneumonias and pulmonary exacerbations of cystic fibrosis.

About ContraFect:

ContraFect is a biotechnology company focused on the discovery and development of DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including P. aeruginosa, Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S. Exebacase, currently being studied in a pivotal Phase 3 clinical study, was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections, including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics in adult patients.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Activities related to exebacase during the period of performance under the contract will be funded in part with federal funds from HHS; ASPR; BARDA, under contract number 75A501212C00021.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding: ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, expected receipt and use of funds from the BARDA contract, expected acceleration of Phase 3 study enrollment, timing of the interim futility analysis, whether DLAs are a new medical modality, potential for exebacase to become the new SOC used in addition to antibiotics, impacts from the COVID-19 pandemic on the DISRUPT study, timing of the CF-370 IND-enabling studies and the Phase 1 trial, expected timing of amurin candidate selection, whether exebacase has the potential to be a first-in-class treatment for exebacase, potential therapeutic utility of CF-370, whether ContraFect will address life-threatening infections using its DLA platform, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, and whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including the occurrence of any adverse events related to the discovery, development and commercialization of ContraFect’s product candidates such as unfavorable clinical trial results, insufficient supplies of drug products, the lack of regulatory approval, or the unsuccessful attainment or maintenance of patent protection and other important risks detailed under the caption “Risk Factors” in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contacts

Michael Messinger

ContraFect Corporation

mmessinger@contrafect.com

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallinvestorrelations.com